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                               EXHIBIT 99.1

              STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        The company's Annual Report on Form 10-K, news releases and other public documents, as well as oral statements that may be made by or on behalf of the company, contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not statements of historical fact, including statements regarding future revenues, expenses and profits. These forward-looking statements are subject to known and unknown risks, uncertainties or other factors which may cause the actual results of the company to be materially different from the historical results or from any results expressed or implied by the forward-looking statements. Such risks and factors include, but are not limited to, those discussed below and under "Management's Discussion and Analysis of Results of Operations and Financial Condition" in the company's Annual Report on Form 10-K. All cautionary statements made in this report should be read as being applicable to all related forward-looking statements wherever they appear.

Economy; Industry Concentration

        The company provides services to customers operating across a wide range of manufacturing industries, and its financial results have historically followed general economic conditions in the United States. The company has benefited from the strong U.S. economy in recent years. However, a prolonged retrenchment in the general U.S. economy could have a material adverse effect on the company's operating results and, ultimately, financial condition. In addition, due to the high fixed cost structure of the heat treating business, a reduction in the company's sales volume can have a disproportionately adverse effect on its profitability.

	The company estimates that customers serving the commercial aerospace and automobile/light truck industries currently account for approximately 24% and 15%, respectively, of the company's net sales. A significant decline in either commercial aircraft or automobile production could have a material adverse effect on the company's business and financial condition, if the company were unable to replace such business with orders from other industries. The company's concentration in certain industries may change depending on the company's acquisitions and the condition of the industries served by the company.

Risks Associated with Acquisition Strategy

	The company's growth strategy includes acquisitions of heat treating businesses that complement its current operations. Although the company believes that there are many suitable acquisition candidates, it may not be able to capitalize on certain opportunities due to potential sellers' valuations and competition from other prospective buyers. The company's acquisition activities may involve certain other risks, including potential disruption to the company's ongoing business, integration difficulties, difficulty implementing uniform standards, controls, procedures and policies, potential impairment of relationships with employees and customers, and potential liabilities of an acquired company. Future acquisitions may be financed by internally generated funds, bank borrowings, or public offerings or private placements of equity or debt securities, to the extent such financing opportunities are available to the company. Any acquisitions funded by equity of the company may be dilutive.

Approved Vendor Status

	Many of the company's customers are contractors or subcontractors to major manufacturers that impose stringent quality standards and that require their contractors and subcontractors to use only

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approved vendors.  The company is an approved vendor for these major manufacturers and, as an approved vendor, it is subject to periodic audit and renewal of certifications. Should the company lose its status as an approved vendor for one or more major manufacturers, the company may suffer a loss in revenues and may incur additional costs in connection with seeking recertification.

Environmental Regulations

	The company is subject to federal, state and local environmental laws and regulations concerning emissions into the air, discharges into waterways and the generation, handling and disposal of waste materials. The company's past expenditures relating to environmental compliance have not had a material adverse effect on the company. However, there can be no assurance that changes in these laws and regulations or in their enforcement, or the discovery of new environmental issues requiring corrective measures in the future, will not adversely affect the company's capital expenditures, earnings and competitive position.

Product and Other Liabilities

	The company's business may expose it to potential product liability claims in the event that a failure of a product containing parts treated by the company results in personal injury or death. In addition, if any product with parts treated by the company proves to be defective, the company may be required to participate in a recall involving such product. Although the company maintains various types of insurance coverage, there can be no assurance that such coverage will be adequate for liabilities that may be incurred or that it will continue to be available on terms acceptable to the company.

	The company believes that it is in material compliance with applicable laws and regulations relating to occupational hazards and safety. However, the company's operations entail risk of injury to production workers. There can be no assurance that the company will not incur material costs and liabilities in connection with personal injuries suffered by its associates.

Risks Associated with Government Programs

	The company estimates that approximately 10% to 15% of the company's net sales are generated from government contractors and subcontractors whose products are used by the defense industry. As a service provider to contractors and subcontractors of the U.S. government, the company is directly and indirectly subject to various federal rules, regulations and orders applicable to government contracts. Although the company believes that it is in material compliance with all such laws, any future violation could result in civil liability, cancellation or suspension of existing contracts or ineligibility for future contracts funded in whole or in part with federal funds. Future changes in these rules, regulations and orders may make compliance substantially more costly. In addition, a significant reduction in defense budgets in the future may adversely affect the company's volume and margins.

Competition

	Competition in the heat treating industry is intense. Companies generally compete on a local level for customers in a defined geographic area on the basis of timely delivery, quality and price. In certain markets, the company competes against companies that may have larger facilities and greater resources in those markets.

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Dependence upon Key Personnel

	The company's continued success will depend to a large extent upon the abilities and continued efforts of its senior management and upon the company's ability to attract and retain highly qualified personnel, including personnel associated with businesses acquired by the company. The loss of key members of the company's management team could adversely affect the company's results of operations and future growth prospects.

Volatility of Stock Price; Limited Public Float

	The market price of the common stock is affected by a number of factors, including limited trading volume, variations in the company's operating results, evolving business prospects and competitors, as well as general conditions in the economy and the financial markets. Also, the equity markets generally have experienced significant price and volume fluctuations in recent years. This volatility can impact significantly the stock price of many companies for reasons unrelated to their performance.

	Although a public market exists for the common stock, trading activity has been limited. Due to the relatively small number of shares currently outstanding, the trading of a relatively small number of shares could subject the stock price to volatility and significantly affect the market price of the common stock.

Limitations on Change in Control

	Certain provisions in the company's Certificate of Incorporation and By-laws may have the effect of delaying, deferring or preventing a change in control of the company, even if such a change would potentially be beneficial to many stockholders. These provisions include a staggered board and super-majority stockholder vote or approval by a super-majority of the Board of Directors for a change in the number of directors. In addition, the Board of Directors has the authority, without further action by the stockholders, to issue up to one million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, and to issue authorized but unissued shares of common stock up to a maximum of 25 million shares. The issuance of preferred stock or additional shares of common stock could have the effect of delaying, deferring or preventing a change in control of the company, even if such change in control would potentially be beneficial to the company's stockholders. The company's stockholder rights plan may also have the effect of discouraging a change in control of the company, as could the elimination of stockholder action by written consent without a meeting, as the company's charter provides. A two-thirds vote of the holders of the company's voting securities is required for certain mergers and other major corporate transactions with holders of 10% or more of the company's voting securities without approval of the company's Board of Directors prior to such 10% ownership. Further, the company has not opted out of the provision under Delaware law that imposes certain restrictions on any business combination between the company and an ``interested stockholder'' as defined in the Delaware statute.

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